CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated June 9, 2004 relating to the consolidated financial statements of Access Integrated Technologies, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
March 11, 2005